UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP.

On August 6, 2014, Eagle Bulk Shipping Inc. (the “Company”) commenced a voluntary prepackaged case (the “Prepackaged Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”). The Prepackaged Case is being administered under the caption In re Eagle Bulk Shipping Inc., Case No. 14-12303. Through the Prepackaged Case, the Company seeks to implement a balance sheet restructuring (the “Restructuring”) pursuant to the terms of its prepackaged plan of reorganization filed with the Court (the “Plan”). The Company will continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. At the present time, the Company intends for the Prepackaged Case to be filed only in respect of the parent company, Eagle Bulk Shipping Inc., but not any of its subsidiaries. Accordingly, and in light of the Plan providing for payment in full to trade creditors, suppliers and customers, the proposed balance sheet restructuring is not expected to impact any of the Company’s trade obligations and the Company is further expected to maintain normal, day-to-day operations during the process.

In its filings with the Court, the Company announced that, prior to commencing the Prepackaged Case, it successfully solicited acceptances of the Plan from lenders under its Fourth Amended and Restated Credit Agreement, dated as of June 20, 2012, by and among the Company, the Royal Bank of Scotland plc, and the lenders party thereto (the “Credit Agreement”), holding more than 85% of the loans outstanding under the Credit Agreement and constituting more than two-thirds of the lenders under the Credit Agreement, in each case in excess of the amount needed for the Court to approve the Plan. The solicitation of lenders under the Credit Agreement is intended to remain open until August 12, 2014. Copies of the Plan and the disclosure statement regarding the Plan (the “Disclosure Statement”) were previously filed as Exhibit B and Exhibit C, respectively, to the Restructuring Support Agreement (the “RSA”) that was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 6, 2014.

On August 6, 2014, the Company issued a news release announcing the filing of the Prepackaged Case. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Information contained in the Plan and Disclosure Statement is subject to change, whether as a result of amendments, actions of third parties or otherwise.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

The commencement of the Prepackaged Case described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the Credit Agreement. The Credit Agreement provides that as a result of the commencement of the Prepackaged Case the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Credit Agreement are automatically stayed as a result of the commencement of the Prepackaged Case and the creditors’ rights of enforcement in respect of the Credit Agreement are subject to the applicable provisions of the Bankruptcy Code.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This Form 8-K contains forward-looking statements. These forward-looking statements are based on the current expectations and observations of the Company’s management, and include factors that could cause actual results to differ materially, such as: the Company’s ability to meet current operating needs, including its ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers, and service providers and to retain key executives, managers, and employees; the Company’s ability to obtain Court approval with respect to motions in the Prepackaged Case; the effects of the Court rulings in the Prepackaged Case and the outcome of the Prepackaged Case in general; the duration of the Prepackaged Case; the pursuit by the Company’s various creditors, equity holders, and other constituents of their interests in the Prepackaged Case; risks associated with third party motions in the Prepackaged Case, which may interfere with the ability to consummate the Plan; the adverse effects of the Prepackaged Case on the Company’s liquidity or results of operations generally; the increased administrative and restructuring costs related to the Prepackaged Case; the Company’s ability to maintain adequate liquidity to fund operations during the Prepackaged Case and thereafter; the sufficiency of the “exit” financing contemplated by the Plan; the Company’s ability in the future to arrange and consummate financing or sale transactions or to access capital; the effects of changes in the Company’s credit ratings; the timing and realization of the recoveries of assets and the payments of claims in the Prepackaged Case and the amount of expenses projected to recognize such recoveries and reconcile such claims; the occurrence of any event, change, or other circumstance that could give rise to the termination of the RSA; the effects of actions taken by NASDAQ against the Company during the pendency of the Restructuring, including the possibility of delisting; and the other factors listed from time to time in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings on Form 10-Q and Form 8-K.

Nothing in this Current Report on Form 8-K shall constitute a solicitation of any holders of any of our indebtedness or our securities with respect to the matters contemplated in the Plan or Disclosure Statement or an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities of the Company.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit No.	Description

99.1	News Release, dated August 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: August 6, 2014	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer